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                                    EXHIBIT 5
                      OPINION OF BORDEN LADNER GERVAIS LLP


                                                                January 12, 2005

Securities and Exchange Commission
450 Fifth Street NW
Washington, DC 20549

Dear Sirs:

         Re:     Registration Statement on Form S-8 of ID Biomedical Corporation
                 ---------------------------------------------------------------

         We have acted as Canadian counsel to ID Biomedical Corporation (the "Company") in connection with the filing of the above-referenced Registration Statement relating to the registration of common shares of the Company (the "Shares") issuable under the ID Biomedical Corporation Restricted Share Unit Plan (the "Plan"). In connection therewith, we have considered such questions of law and have examined and relied upon such resolutions, records, certificates of public officials and officers of the Company and other documents deemed necessary or appropriate to enable us to render the opinion expressed below.

         Based on the foregoing, it is our opinion that the Shares will, when issued and sold pursuant to and in accordance with the terms of the Plan, be validly issued and outstanding as fully paid and non-assessable shares.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to our firm included in or made a part of the Registration Statement.

                                 Yours Truly,


                                 /s/ Borden Ladner Gervais LLP